Exhibit 10.1

DRAFT
DISTRIBUTION LICENSE AGREEMENT

THIS AGREEMENT is entered into as of __________ by and between:
William Leigh Media Group whose address is 3008 Country Clare Road, Greensboro, NC 27407 USA, Tel: 336-253-6667, email: spmitchem@aol.com, Contact: Steve P. Mitchem ("Licensor")

__________ (“Distributor”)

Subject to timely payment of all moneys due Licensor and Distributor's due performance of all other terms of this Agreement, Licensor licenses exclusively to Distributor, and Distributor accepts from Licensor, the following Pictures in the following Territories on all the terms and conditions of this Agreement.

This Agreement consists of the following parts:  Deal Terms being (the Basic License Deal Terms, Financial Deal Terms and Delivery Deal Terms), the AFMA International Multiple Rights License Standard Distribution Terms and Conditions. All parts of the Agreement will be interpreted together to form one Agreement.  Where not defined where they first appear, words used in this Agreement are otherwise defined in the Standard Terms and Conditions under the Schedule of Definitions or in accordance with industry customs.

Where either party is an agent for a principal, that party represents and warrants to the other that it has full authority to execute this Agreement on behalf of its principal and that its principal will be bound by its term.

DEAL TERMS

As used in the Agreement, the following terms shall have the meanings indicated:

PICTURES:                                  HIP-HOP NATION (40 episodes x 1/2 hr)
RIGHTS GRANTED:                  Home Video Rights (VHS, DVD & VOD only)

All other rights of any sort or nature are reserved to Licensor, including but not limited to all forms of Television, Internet, Airlines, Ships at Sea, Soundtrack CD/Merchandising and any others not specifically outlined herein (“Reserved Rights”).  The Reserved Rights are EXCLUDED from this contract and are therefore not licensed to Distributor.

TERM:	Number of years:	5 years

	Start date:	End date:

TERRITORY(S):

AUTHORIZED LANGUAGE(S):	(dubbed or sub-titled)

MINIMUM GUARANTEE:	$________Net USD

MATERIAL COSTS:	(__episodes on each 90 master)
(__ Digital Beta 90 Min Tapes)	Net USD
(__Digital Beta 30 Min Tape)	Net USD

TOTAL DUE:	$____________Net USD No withholding tax shall be withheld

PAYMENT SCHEDULE:
20% of the Minimum Guarantee ($___________) plus Material Costs ($____________) due upon execution of the long form agreement, no later than _____________= ($____________) Net USD.

80% balance of the Minimum Guarantee due no later than ________________= ($__________)Net USD

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DELIVERY SCHEDULE:
Licensor shall deliver the materials within 7 days from receipt of deposit payment.

Distributor shall provide Licensor with its courier account number and be liable for all shipping and import charges.

MATERIALS:
1) Digital Betacam NTSC Masters
2) English Dialogue Lists
3) Music Cues
4) Digital Key Art on CD Rom as available
5) 6116 Tax Form

RELEASE DATE:
The Distributor shall notify Licensor of Pictures Release Dates, but in no event no later than 6 months from Delivery.

GROSS RECEIPTS:
Distributor shall be entitled to recoup any Advances paid Licensor’s from Licensor’s share of Gross Receipts.  Gross Receipts shall mean all moneys actually received by or credited to Distributor from the distribution, marketing, exhibition, licensing and other exploitation of the Pictures, less all refunds, credits, discounts and adjustments.

ROYALTY:
In respect of the Home Video/DVD RENTAL and SELL THRU rights licensed hereto, Gross Receipts arising in connection therewith shall be divided THIRTEEN (13%) to Licensor and EIGHTY-SEVEN (87%) to Distributor.

DISTRIBUTION OF GROSS RECEIPTS:
Distributor shall be entitled to recoup only its advance plus Material costs prior to paying Licensor its Royalty as defined below.  Thereafter, the Distributor shall pay the Licensor its Royalties in accordance with the % set forth above and accordance with the quarterly statements set forth below.  Additionally, the aforementioned Royalties will be due the Licensor on all Gross Receipts earned throughout the Term, regardless of when they are actually received by the Distributor during the Term or after the Term.

ACCOUNTING AND REPORTS:
Distributor shall maintain complete books and records with respect to all sales of the Pictures whether sold, leased, licensed, or rented, and will render to Licensor on a quarterly basis (within 60 days of the end of each calendar quarter) a written statement of all Sales made, and all royalties due, accompanied by remittance of such amount to be due.

Such statements shall be complete, detailed and accurate and shall show the number of Video Devices manufactured by and for Distributor during the Quarter, the number of Video Devices sold during the Quarter, and the Collection of all income from all sources for all Video Devices sold, leased, licensed and rented during the Quarter.

Revenue Statements for the Picture will be reported separately and shall not be crossed with any other Picture(s). Local currency shall be converted at the time of the remittance and shall be net of all withholding taxes.

SELL OFF PERIOD:     Distributor has 6 months from the expiry of the Term in which to sell off or dispose of all unsold stock.

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AUDITING:   Licensor or its designee(s) shall have the right, upon reasonable written notice, not more than once in each calendar year to examine and take excerpts from Distributor’s books and records as pertain to this Agreement. If such an examination uncovers errors in excess of five percent (5%), the reasonable cost of such audit will be paid by Distributor, and the amounts owed to Licensor shall be paid immediately with interest, computed from the date originally due, at the Prime Interest Rate at Licensor's lead bank plus two percent (2%).

TIMELY REPORTING / BREACH OF AGREEMENT:  Timely reporting and payment of Royalties is of the essence of this Agreement, and is an express condition precedent to Distributor's exercise of any rights in the Pictures.  If Distributor fails to report or make payment each quarter in a timely manner, it shall constitute a breach.  If such breach is not cured within ten (10) days of notification of breach, then this Agreement shall be Terminated and all rights conveyed under this Agreement shall revert back to Licensor, and all materials relating to the Pictures shall be returned to Licensor and Licensor shall automatically be entitled to collect all monies due, or yet to become due to Distributor, under any sale of the Pictures made by Distributor prior to such Termination.  In the event of such termination, Licensor shall not refund or rebate any amounts whatsoever to Distributor (Licensor being entitled to retain such amounts by way of partial liquidated damages).

ASSIGNMENT OF DISTRIBUTION RIGHTS:  Distributor has the right to sub license, in whole or in part the distribution rights granted herein by Licensor to third parties within the territory, provided, however, that such sub-licensee(s) shall assume in writing all the terms and obligations of this Agreement, and to this end (a) Distributor shall furnish Licensor with the name and full address information of any and all sub-licensee(s) and (b) furnish Licensor with a signed document signifying sub-licensee(s) full assumption of Distributor’s obligations under this Agreement.

TECHNICAL ACCEPTANCE OF DELIVERY MATERIALS:
Distributor shall check the materials for technical acceptance within 30 days from delivery.  If a master is found to be technically faulty, Distributor shall return master to Licensor along with a detailed time-coded lab report from a bona fide laboratory in the English language, and Licensor shall have 30 days in which to replace master. If no detailed notice of faulty master is given to Licensor within 30 days, then master shall automatically be deemed technically accepted, and no refund shall be payable with respect to the amounts set forth hereunder.   If Licensor cannot deliver a technically acceptable master, Licensor may replace Picture with another comparable Picture, with the approval of Distributor, or Licensor must refund the allocated License Fee.

DISTRIBUTOR CREATED MATERIALS:
Licensor will at all times have unrestricted free access to: 1) all alternate language tracks and dubbed and subtitled versions, and 2) all advertising and promotional materials, artwork and other Materials created by or controlled by Distributor, or created at the direction of Distributor pursuant to this Agreement (“Distributor Created Materials”).  Licensor will immediately become the owner of the copyright in all Distributor Created Materials, subject to a non-exclusive free license in favor of Distributor to use such Materials during the Term solely for exploitation of the Licensed Rights.  If such ownership is not allowed under a Law in the Territory, then Distributor will grant Licensor a non-exclusive free license to use Materials worldwide in perpetuity without restriction, and in no event shall Distributor use or exploit said Distributor Created Materials after the expiration of its Term for the Picture.

APPLICABLE LAW:
The parties hereby agree that California law shall govern their relationship and that Los Angeles shall be the venue for any AFMA arbitration hereunder.  In the event of any dispute hereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees in their entirety.  Save as provided for herein, all other terms and conditions shall be governed by the provisions of the AFMA Standard Terms and Conditions.

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RETURN OF DELIVERY MATERIALS:
Upon expiration of the Agreement Term, Distributor shall at Licensor's election either:  (i) return all Delivery Materials to Licensor at Distributor's expense; or (ii) destroy all Delivery Materials and provide Licensor with a customary certificate of destruction.

CENSOR:
Distributor must obtain censorship approval in the Territory before taking delivery of the Picture(s).  If the Distributor takes delivery of Picture(s) without obtaining prior censorship approval, Licensor is not responsible to replace the Picture(s), and the License Fees set forth herein shall nevertheless be payable in full.

MUSIC RIGHTS:
Licensor represents and warrants to Distributor that Licensor controls all rights necessary to synchronize the music contained in the Picture on all Copies exploited by Distributor throughout the Territory for the Agreement Term. Licensor authorizes Distributor to exploit such synchronization rights without charge in conjunction with its exploitation of the Picture. Licensor will be solely responsible for paying all royalties or charges necessary to obtain and control such synchronization rights and Mechanical rights for the Agreement Term and will hold Distributor harmless from any payments in this regard, Licensor represents and warrants to Distributor that the non-dramatic performing rights in each musical composition embodied in the Picture are: either (i) in the public domain in the Territory; or (ii) controlled by Producer sufficient to allow Distributor to exploit the Licensed Rights without additional payment for such right; or (iii) available by license from the local music performing rights society(ies) and its affiliate, such as ASCAP, SACEM and JASRAC in the Territory affiliated with the International Confederation of Authors and Composers Societies (CISAC). With regard to music in category (iii), Distributor will be solely responsible for obtaining a license to exploit such performance rights from the local music performing rights society(ies) if necessary.

ARBITRATION:
Any dispute under this Agreement shall be resolved by final and binding arbitration under the Rules of International Arbitration of the American Film Marketing Association in effect when the arbitration is filed (the "AFMA Rules").  Each Party waives any right to adjudicate any dispute in any other court or forum, except that a Party may seek interim relief before the start of arbitration as allowed by the AFMA Rules.  The arbitration will be held in Los Angeles, California.  The Parties shall abide by any decision in the arbitration, and any court having jurisdiction may enforce it.  The Parties submit to the jurisdiction of the courts in Los Angeles, California to compel arbitration or to confirm an arbitration award. The Parties agree to accept service of process in accordance with the AFMA Rules.

NOTICES:
All notices required or desired to be given hereunder shall be in writing (unless otherwise herein specified) and shall be transmitted by personal delivery or by prepaid fax, email, telegram, cable, telex or prepaid airmail.  Licensor's and Distributor's respective addresses for notices shall be as set forth above.  Either party may change its address for notices by so advising the other party in writing.  All notices given by mail shall be deemed given when received, but in any event not later than fourteen (14) days from the date of deposit in the mail.  All notices sent by telegram or cable shall be deemed given when received, but in any event not later than two (2) days from the date of deposit in the telegraph or cable office or with respect to an email, fax or telex from the date of transmission of such.

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ANTI-PIRACY PROVISIONS:
Subject to all the terms and conditions of the ANTI-PIRACY PROVISIONS in AFMA’s STANDARD TERMS & CONDITIONS, the parties agree that in the event that Distributor shall be the sole participator in any anti-piracy action in the licensed Territory, Distributor will first be reimbursed for reasonable attorney and legal expenses from any recovery, and thereafter the balance of any recovery shall be divided 50% to Licensor and 50% to Distributor.

REGIONAL CODING: Distributor shall apply Regional Coding as applicable in the Territory to all DVD Devices as well as to other Home Video Devices that shall necessitate such coding, in order to hinder their ability to be played and viewed in any other territories outside the Territory. Distributor shall strictly adhere to this provision.

ADDITIONAL TERMS & CONDITIONS:
If the Distributor does not make timely payment, the Licensor shall send a written notice to Licensor of such default, and Distributor shall have 10 days to cure.  If no cure is made within 10 days, Licensor may, in its sole discretion and without limitation, treat these events as being Distributor’s breach so as to effect a repudiation of contract.  Accordingly, Licensor shall have the right to terminate, with immediate effect by written notice to Distributor, the Agreement and the rights herein licensed without prejudice to Distributor’s rights at law and equity.  No waiver of any breach shall be construed as an ongoing waiver of future breaches.

AGREED TO: FOR AND ON BEHALF OF	FOR AND ON BEHALF OF WILLIMA LEIGH MEDIA GROUP/

Distributor	Licensor

Its:	Its:

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AFMA INTERNATIONAL

STANDARD TERMS AND SCHEDULE OF DEFINITIONS

The undersigned have read and agree to all AFMA INTERNATIONAL MULTIPLE RIGHTS DISTRIBUTION AGREEMENT STANDARD TERMS AND CONDITIONS.

AGREED TO: FOR AND ON BEHALF OF	FOR AND ON BEHALF OF WILLIMA LEIGH MEDIA GROUP/

Distributor	Licensor

Its:	Its: